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                                   EXHIBIT 21
                                 TO FORM 10-K OF
                           SEA PINES ASSOCIATES, INC.

                   Subsidiaries of Sea Pines Associates, Inc.

         Sea Pines Company, Inc., a South Carolina corporation, is a wholly owned, and the only subsidiary of Sea Pines Associates, Inc. The significant active subsidiaries of Sea Pines Company, Inc. are:

         (a) Sea Pines Real Estate Company, Inc., a South Carolina corporation doing business as Sea Pines Real Estate Company.

         (b)      Fifth Golf Course Club, Inc., a Delaware Corporation.